Exhibit 3.34

LIMITED LIABILITY COMPANY AGREEMENT OF GLOFISH LLC

This Limited Liability Company Agreement (this “Agreement”) of Glofish LLC (the “Company”), effective as of May 10, 2017, is entered into by Alaska Merger Acquisition Corp., a Delaware corporation (the “Managing Member”), as the sole member of the Company (together with each person or entity who may hereafter be admitted as a member in accordance with the terms of this Agreement, collectively, the “Members”).

WHEREAS, the Company was formed as a limited liability company on May 4, 2017 by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company

Act, as amended from time to time (the “Act”); and

WHEREAS, the Members agree that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Members agree as follows:

1. Name. The name of the Company is “Glofish LLC”.

2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3. Principal Office; Registered Agent.

(a) Principal Office. The location of the principal office of the Company shall be c/o Alaska Merger Acquisition Corp., 3001 Deming Way, Middleton, WI 53562-1431], or such other location as the Managing Member may from time to time designate.

(b) Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected in the Certificate of Formation. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managing Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4. Members.

(a) Members. The name, mailing address and number of Units (as defined below) of each Member are as set forth opposite such Member’s name on Schedule I attached hereto, as may be amended from time to time in accordance with the provisions of this Agreement.

(b) Additional Members. One or more additional members may be admitted to the Company with the consent of the Managing Member. Prior to the admission of any such additional members to the Company, the Managing Member shall amend this Agreement to make such changes as the Managing Member shall determine to reflect the fact that the Company shall have such additional members. The admission of any such additional member is conditional upon such additional member’s written agreement to be bound by this Agreement.

5. Units. The Company may issue an unlimited number of membership interests (“Units”) for any consideration and on any terms and conditions established by the Managing Member. The Company will not issue any certificates to evidence ownership of Units.

6. Transfer of Units. No Member may sell, assign, exchange, gift, bequest, pledge, hypothecate, transfer or otherwise dispose of or encumber any of such Member’s Units without the written consent of the Managing Member.

7. Management.

(a) Authority; Powers and Duties of the Managing Member. The Managing Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. No resolution, action or decision required or permitted to be taken, adopted or made by the Managing Member may be so taken, adopted or made without the approval of the Managing Member. Any such action taken by the Managing Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member as set forth in this Agreement. The Managing Member shall have all rights and powers of a manger under the Act, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(b) Election of Officers; Delegation of Authority. The Managing Member may, from time to time, designate one or more officers with such titles as may be designated by the Managing Member to act in the name of the Company with such authority as may be delegated to such officers by the Managing Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Managing Member. Any action taken by an Officer designated by the Managing Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her. The Managing Members may remove any Officer person at any time, without cause. The Managing Member hereby appoints the following named persons to be the initial Officers of the Company and to serve with the title indicated:

NAME	TITLE
Randy Lewis	President
Joanne P. Chomiak	Treasurer
Nathan E. Fagre	Secretary

8. Indemnification.

(a) Definition of Covered Persons. For the purposes of this Section 8, the term “Covered Person” means any past or present Member (including the Managing Member), any successors or heirs of a past or present Member (including the Managing Member), any past or present affiliate of a past or present Member (including the Managing Member), or any past or present Officers or managers of the Company.

(b) Liability.

(i) Except as otherwise provided by this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(ii) Each Member’s liability for the debts and obligations of the Company shall be limited as set forth in applicable law.

(c) Exculpation.

(i) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by the Company or that Covered Person for any reason, except to the extent to which such loss, damage or claim is attributable to the Covered Person’s gross negligence, willful misconduct or material violation of this Agreement.

(ii) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(d) Duties and Liabilities of Covered Persons. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for his, her or its good faith reliance on the provisions of this Agreement, including, but not limited to, Section 7.

(e) Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions or material violation of this Agreement; provided, however, that any indemnity under this Section 8 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

(f) Expenses. To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time (within thirty days following receipt of an invoice therefor), be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 8(e).

9. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 15.

10. Capital Contributions. No Member is required to make any capital contributions.

11. Additional Contributions. No Member is required to make any additional capital contribution to the Company. However, any Member may, with the consent of the Managing Member, voluntarily make initial or additional capital contributions to the Company at any time.

12. Tax Characterization. It is the Managing Member’s intention that, for purposes of income and franchise tax, the Company shall be disregarded as a taxable entity separate from the Managing Member.

13. Distributions. Distributions shall be made to the Members at the times and in the amounts determined by the Managing Member.

14. Allocation of Profits and Losses. All income, gains and losses will be allocated to the capital accounts of each of the Members in accordance with their Units.

15. Dissolution; Liquidation.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Managing Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Managing Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Members under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Members pro rata in accordance with their ownership of Units.

(d) Upon the completion of the winding up of the Company, the Managing Member shall file a Certificate of Cancellation in accordance with the Act.

16. Miscellaneous.

(a) Amendments. Amendments to this Agreement may be made only with the consent of the Managing Member; provided, however, that this Agreement may be amended by the Company without the consent of the Managing Member (i) to correct any clerical errors or (ii) to reflect on Schedule I hereto the admission of any additional member.

(b) Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

(c) Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

(d) Counterparts. This agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first above written.

ALASKA MERGER ACQUISITION CORP.

By:	/s/ Nathan E. Fagre
Name: Nathan E. Fagre
Title:

[Signature Page to Limited Liability Company Agreement - Glofish LLC]

Schedule I

Members and Units

Name	Address	Units

Alaska Merger Acquisition	3001 Deming Way	100
Corp.	Middleton, Wisconsin 53562-1431
	Attention: Nathan E. Fagre
Total		100